Exhibit 99.1

COMPANY
SkyPeople Fruit Juice, Inc.
Ms. Natasha Zhang , Corporate Secretary and Director of Investor and Public Relations
Tel:   China + 86 - 29-8837-7161
Email: natasha_zhang@skypeoplejuice.com
Web: http://www.skypeoplefruitjuice.com
INVESTOR RELATIONS David Rudnick , Account Manager CCG Investor Relations Tel: US +1- 646-626-4172 Email: david.rudnick@ccgir.com Web: http://www.ccgir.com
Sky People Fruit Juice, Inc. Provides Supplementary Information
of its Fiscal Year End 2011 Cash Balances

XI'AN, China , April 20, 2012 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU - News) (“SkyPeople” or “the Company”), a producer of fruit juice concentrates, fruit beverages and other fruit-related products, today provided supplementary information regarding the Company’s cash balances as of its 2011 fiscal year end .

In response to a Nasdaq cash verification request, the Company’s independent registered public accounting firm (the “Audit Firm”), Paritz & Company, P.A. (“Paritz”), from January 5 to January 9, 2012, independently verified the Company’s cash balances held in financial institutions in China in which the Company and its subsidiaries maintain bank accounts (the “Accounts”). “Independently verified” means that an audit firm visited in person each of the institutions and physically observed bank employees printing or otherwise preparing or completing documentation which substantiated the cash balance for the Accounts. It does not mean that an audit firm relied solely on documentation completed and returned by bank personnel by mail or facsimile.

Based on the Audit Firm’s independent verification, the verified cash balances of the Accounts in aggregate represent substantially all of the cash, cash equivalents and restricted cash amounts as stated in the Company’s 2011 financial statements as reported in the Company’s recent 10-K filing.

Paritz had reported its findings and the procedures it employed to the Nasdaq on January 25, 2012. On April 19, 2012, the Company was informed that Nasdaq has reviewed the cash balance submitted and has no further comments.

“At a time when there is speculation as to the credibility of certain Chinese companies, SkyPeople investors can be reassured that our cash balances have been independently verified and that we employ of a high degree of financial integrity in terms of our financial management systems,” said Mr. Yongke Xue, SkyPeople’s CEO. “Investors can have confidence in the strength of our balance sheet that enables us to take advantage of the growth opportunities available to us in our sector.”

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople”, which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

For more information, please contact:

COMPANY

SkyPeople Fruit Juice, Inc.
Ms. Natasha Zhang, Corporate Secretary, Director of Investor and Public Relations
Tel:   +86-29-88377161
Email:natasha_zhang@skypeoplejuice.com
Web: www.skypeoplefruitjuice.com

INVESTOR RELATIONS
David Rudnick, Account Manager
CCG Investor Relations
Tel: US +1-646-626-4172
Email: david.rudnick@ccgir.com
Web: http://www.ccgir.com